Exhibit 99.1

eMagin Posts Record Revenue for Third Quarter
Announces $6 Million Program with U.S. Army Research Center

BELLEVUE, Wash.--(BUSINESS WIRE)--Nov. 12, 2009-- eMagin Corporation (OTCBB: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, issued financial results for its third quarter ending September 30, 2009.

Andrew Sculley, eMagin’s president and chief executive officer, commented, "I am pleased to report that eMagin posted record sales and solid profits in the third quarter 2009, while securing an important military contract that will contribute to continued growth in future quarters. Higher customer demand for the Company’s proprietary OLED microdisplays drove our positive financial results, with quarterly revenues exceeding $6.1 million while total revenues for the first nine months rose to $17.1 million, a 27% increase as compared to the equivalent period last year. Gross profit for the quarter rose by 47% to $3.5 million, as the Company has seen substantial improvement of its manufacturing yield and gross margin since last year. eMagin also gained momentum this quarter by commencing the next phase of a multiple year contract with the US Army Telemedicine and Advanced Technology Research Center, receiving orders for custom display development, and achieving a new design win for a monocular military device made by Liteye Systems.”

“The credit agreement reached during the third quarter will provide access to additional funds that can be used to help finance our capital program as we continue to sign contracts within the military and further our strategic growth into other key markets,” continued Mr. Sculley.

Quarterly Results

eMagin Corporation generated revenue of $6.1 million for the third quarter of 2009 which represented a 17.8% increase over the prior year. Year to date, revenues are up 27% over 2008. Gross margin was 57% of revenue on gross profit of $3.5 million for the quarter compared to a gross margin of 46% for the same period in 2008. The gross margin for the period reflects the overall improvement to manufacturing processes that the Company has made over the past year to improve yield, and reductions in royalty and warranty expense, partially offset by higher contract costs.

Operating expenses in the quarter as a percentage of revenues were 37%. This is up from the 31% reported in the third quarter of 2008, but down from 40% in the second quarter of 2009. The increase from third quarter 2008 is due to an increase in personnel costs, stock option expense, and professional services.

Operating income for the period totaled $1.3 million compared to $785,000 in the third quarter of 2008. Net income for the third quarter of 2009 was $1.2 million or $0.04 per diluted share versus net income of $361,000 or $0.02 per diluted share in the same period last year.

eMagin continued to see steady improvement in the strength of its balance sheet due to an increase in cash provided by operations and the elimination of its debt. The Company retired all of its remaining debt during the third quarter. The Company’s cash balance of $3.7 million as of September 30, 2009, was higher than the $2.4 million as of December 31, 2008, a result which reflects cash from operations of approximately $3.5 million offset by approximately $2.2 million which was used for financing and investing activities.

Highlights

•
eMagin has begun work on a $6 million, 2 year phase of a multi-year program with the US Army Telemedicine and Advanced Technology Research Center (TATRC) to develop an ultra-high resolution 3D-capable microdisplay for telemedicine applications. This WUXGA (1920 x 1280 triad pixels) display will enable HMD virtual reality equipment to be used for enhanced training by medical professionals in traditional and innovative procedures, and is also suitable for numerous military and commercial applications.

•
eMagin’s SVGA+ OLED microdisplay is a key component in Liteye Systems’ Model 750A HMD display product that has been incorporated into the Belgian-based Space Applications Services’ Wearable Augmented Reality program developed by the European Space Agency. The lightweight, compact prototype device superimposes text, graphics and video onto an astronaut’s field of view. The device has already been successfully tested in the International Space Station and other applications are being considered.

•
For the third year in a row, eMagin has been recognized by Deloitte LLP as part of its Fast 500 ranking. eMagin ranked 10th among companies located in Washington and 309th for the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America.

Outlook

“With continued increases in income and cash flow from operations, as well as a new credit line and no debt, the Company is in an excellent position to advance in both the military and consumer markets,” noted Mr. Sculley.

Quarterly Report and Conference Call

Full results will be published in the company's 10Q report for the quarter ending September 30, 2009, to be filed on November 12, 2009 with the SEC. They will also be available via the Company’s website, www.emagin.com.

In conjunction with its second quarter 2009 financial results, eMagin will host a teleconference call and webcast for investors and analysts at 5:00 p.m. ET today, November 12, 2009. To access the call, investors should call 1-866-730-5771 and enter the passcode 45291014. A replay of the call will be available from today at 8:00 p.m. through December 15, 2009. To access the replay, investors should dial 1-888-286-8010 and enter the passcode 99931734. The call will also be available as an archived audio webcast on the "Investors" section of eMagin's website, www.emagin.com for four weeks following the call.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

EMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2009 (unaudited)	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,709	$2,404
Investments – held to maturity	97	97
Accounts receivable, net	4,111	3,643
Inventory	2,065	2,374
Prepaid expenses and other current assets	885	796
Total current assets	10,867	9,314
Equipment, furniture and leasehold improvements, net	811	381
Intangible assets, net	44	47
Other assets	92	—
Deferred financing costs, net	—	362
Total assets	$11,814	$10,104

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$728	$1,026
Accrued compensation	807	837
Other accrued expenses	985	804
Advance payments	116	694
Deferred revenue	220	164
Debt	—	1,691
Other current liabilities	715	798
Total current liabilities	3,571	6,014

Commitments and contingencies

Redeemable common stock: 522,500 redeemable shares as of December 31, 2008	—	429

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:	—	—
Series B Convertible Preferred stock, (liquidation preference of $5,739,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,739 issued and outstanding at September 30, 2009 and December 31, 2008.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 16,961,902 shares as of September 30, 2009 and 15,213,959 as of December 31, 2008, net of redeemable common stock	17	15
Additional paid-in capital	206,475	204,818
Accumulated deficit	(198,249)	(201,172)
Total shareholders’ equity	8,243	3,661
Total liabilities and shareholders’ equity	$11,814	$10,104

EMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:

Product	$5,260	$4,181	$14,560	$11,139
Contract	847	1,004	2,543	2,330

Total revenue, net	6,107	5,185	17,103	13,469

Cost of goods sold:

Product	1,996	2,412	5,817	7,030
Contract	611	389	1,528	1,080

Total cost of goods sold	2,607	2,801	7,345	8,110

Gross profit	3,500	2,384	9,758	5,359

Operating expenses:

Research and development	463	306	1,376	1,614
Selling, general and administrative	1,772	1,293	5,083	4,797
Total operating expenses	2,235	1,599	6,459	6,411

Income (loss) from operations	1,265	785	3,299	(1,052)

Other income (expense):

Interest expense	(76)	(508)	(417)	(1,677)
Other income, net	1	84	41	294
Total other income (expense)	(75)	(424)	(376)	(1,383)

Net income (loss)	$1,190	$361	$2,923	$(2,435)

Income (loss) per share, basic	$0.07	$0.02	$0.18	$(0.18)
Income (loss) per share, diluted	$0.04	$0.02	$0.12	$(0.18)

Weighted average number of shares outstanding:

Basic	16,513,101	14,617,235	16,133,646	13,854,860
Diluted	26,592,267	23,430,416	24,471,486	13,854,860

Source: eMagin Corporation
eMagin Corporation
Business and Media:
Susan Jones, 425-284-5214
sjones@emagin.com
or
Investors:
Paul Campbell, 425-284-5220
pcampbell@emagin.com